Exhibit 4(e)(iii)
AMENDMENT
TO THE
HARRIS CORPORATION MASTER TRUST
     THIS AMENDMENT is made this 8th day of December, 2009 by and between HARRIS CORPORATION, a Delaware corporation (the “Corporation”), and THE NORTHERN TRUST COMPANY, an Illinois corporation of Chicago, Illinois (the “Trustee”);
     WHEREAS, the Corporation heretofore has adopted and maintains the Harris Corporation Retirement Plan, effective July 1, 2007 and as amended from time to time (the “Plan”);
     WHEREAS, the Corporation and the Trustee have entered into the Harris Corporation Master Trust, effective November 3, 2003 and as amended from time to time (the “Trust Agreement”) to serve as a funding medium for the Plan;
     WHEREAS, the Employee Benefits Committee of the Corporation (the “Committee”) has the authority to amend the Trust Agreement, with the written consent of the Trustee; and
     WHEREAS, in connection with the amendment of the Plan’s definition of “plan year” effective December 31, 2009, the Committee and the Trustee desire to amend the Trust Agreement to change the definition of “Accounting Period” from a twelve-consecutive month period ending on the Friday closest to June 30 to a twelve-consecutive month period beginning on January 1 and ending on December 31, with a resulting short accounting period ending on December 31, 2009.

     NOW, THEREFORE, BE IT RESOLVED, that Section 1.2(b) of the Trust Agreement hereby is amended in its entirety, effective as of December 31, 2009, as follows:
     (b) “Accounting Period” shall mean the twelve-consecutive month period beginning on January 1 and ending on December 31. Notwithstanding the foregoing, a short “Accounting Period” was maintained for the Trust beginning on July 4, 2009 and ending on December 31, 2009, and prior thereto, the “Accounting Period” for the Trust was the twelve-consecutive month period ending on the Friday closest to June 30. If a Participating Plan shall withdraw from the Trust, the Accounting Period with respect to such Participating Plan shall end on the date of the Participating Plan’s withdrawal.
     IN WITNESS WHEREOF, the Committee and the Trustee have caused this Amendment to be executed by their duly authorized representatives on the day and year first written above.

EMPLOYEE BENEFITS COMMITTEE OF HARRIS CORPORATION
By:	/s/ John D. Gronda

Its:	Secretary

THE NORTHERN TRUST COMPANY
By:	/s/ Robert Draths

Its:	Senior Vice President